Exhibit 10.6

PROMISSORY NOTE

December 5, 2022

FOR VALUE RECEIVED, the Sponsors, as set forth in Schedule 1 attached thereto (the “Sponsors”), hereby unconditionally promise, jointly and severally, to pay to the Company the aggregate amount of all Sponsor Advances (as defined in the Agreement referred to below) from time to time made available by the Company to the Sponsors in accordance with Section 6.4 of the Agreement, together with all accrued interest thereon, as provided in this Promissory Note (this “Note”) and issues this Note to TIGO ENERGY, INC. (the “Company”) in accordance with that certain Agreement and Plan of Merger, dated as of December 5, 2022, by and among ROTH CH ACQUISITION IV CO., a Delaware corporation (“Roth CH”) and ROTH IV MERGER SUB INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Roth CH, and the Company (the “Agreement”). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Agreement.

1.             Payment Date.

(a)                Payment Date. The aggregate unpaid principal amount of the Sponsor Advances, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on July 6, 2023 (the “Maturity Date”); or (ii) upon earlier acceleration of this Note following an Acceleration Event (as provided below).

(b)                Prepayment. The Sponsors may prepay this Note in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

2.             Interest.

(a)                Interest. The Note shall have an interest rate equal to 4.50%, which is the December 2022 semiannual short term Applicable Federal Rate (“APR”).

(b)                Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall, at the option of the Company, bear interest at the APR plus two percent (2%). Any default interest under this Note shall be payable in cash on demand.

(c)                Computation of Interest. All computations of interest hereunder shall be made on the basis of a year of 365 and 366 days, as the case may be, and in each case the actual number of days elapsed. Interest shall begin to accrue on the Sponsor Advances on the date each such Sponsor Advance is made. On any portion of this Note that is repaid, interest shall not accrue on the date on which such payment is made.

(d)                Interest Rate Limitation. If at any time the interest rate payable on this Note shall exceed the maximum rate of interest permitted under applicable law, such interest rate shall be reduced automatically to the maximum rate permitted.

3.             Payment Mechanics. The aggregate amount of all Sponsor Advances to the Company shall be made in Dollars and the Sponsors shall repay or cause to be repaid by wire transfer of immediately available funds no later than 3:00 PM, New York time, on the Maturity Date to the Company’s account at a bank specified by the Company in writing to the Sponsors from time to time.

4.             Acceleration Event. Upon the occurrence of any of the following events (each, an “Acceleration Event”), the principal amount of the Note hereunder shall become immediately due and payable in full, together with interest accrued thereon:

(a)                the consummation of the transactions contemplated by the Sale and Purchase Agreement; or

(b)             three (3) Business Days following the termination of the Agreement in accordance with Section 10.1 of the Agreement or otherwise.

5.            Event of Default. An “Event of Default” hereunder shall occur if the Sponsors fail to pay (a) any principal amount of or interest on the Sponsor Advances when due, (b) any other amount due hereunder within five (5) days after such amount is due, (c) any Sponsor’s insolvency or inability to meet obligations as they become due; or (d) any Sponsors’ filing of a petition for relief in bankruptcy. Should Company prevail in any proceeding to enforce an obligation under this Note, Company shall be entitled to recover its costs, including reasonable attorneys’ fees.

6.             Remedies. Upon the occurrence and during the continuance of an Event of Default, the Company may, at its option, by written notice to the Sponsors, declare the outstanding principal amount of the Sponsor Advances, accrued and unpaid interest thereon, and all other amounts payable hereunder immediately due and payable. Upon the occurrence of any Event of Default described in Section 5(c) or (d) above, the outstanding principal amount of the Sponsor Advances, all accrued and unpaid interest thereon, and all other amounts payable hereunder shall become immediately due and payable without notice or other action by the Company.

7.             Expenses. All reasonable and documented out-of-pocket costs, expenses, and fees, including the reasonable fees and expenses of counsel, incurred by the Company in connection with the negotiation, documentation, and execution of this Note and the enforcement of the Company’s rights hereunder shall be deemed Acquiror Extension Expenses.

8.             Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours (and otherwise as of the immediately following Business Day) (excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Sponsors, to:

Roth CH Sponsers

888 N Clemente Drive, Suite 400

Newport Beach, CA 92660

Attention: Byron Roth

Email: broth@roth.com

with copies to (which shall not constitute notice):

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, AZ 85016

Attention: Steven D. Pidgeon

Email: steven.pidgeon@us.dlapiper.com

If to the Company, to:

Tigo Energy, Inc.
655 Campbell Technology Parkway

Suite 150

Campbell, CA 95008
Attention: Zvi Alon
Email:  Zvi.Alon@tigoenergy.com

with copies to (which shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020

Attention:	Colin Diamond
Bryan Luchs
Laura Katherine Mann
Email:	cdiamond@whitecase.com
bryan.luchs@whitecase.com
laurakatherine.mann@whitecase.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

9.             Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based on, arising out of, or relating to this Note shall be governed by and construed in accordance with the laws of the State of Delaware.

10.           Disputes.

(a)                This Note, and all actions based upon, arising out of, or related to this Note shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any proceeding or action based upon, arising out of or related to this Note must be brought in the Court of Chancery in the City of Wilmington, New Castle County, Delaware or, in the event such court lacks subject matter jurisdiction, the United States District Court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the Superior Court in the City of Wilmington, New Castle County, Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or action arising out of or relating to this Note in any other court. In addition, each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail (or similar private providers of mail services) to such party’s respective primary address shall be effective service of process with respect to any matters brought hereunder. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this section.

(b)                EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY, TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE.

11.           Successors and Assigns. This Note will be binding upon the parties hereto and their respective successors and assigns and will inure to the benefit of the parties hereto and the successors and assigns of the Company. No Sponsor’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Sponsor without the prior written consent of the Company. Nothing in this Note, expressed or implied, will be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby), any legal or equitable right, remedy or claim under or by reason of this Note.

12.          Withholding. Notwithstanding anything to the contrary herein or in the Agreement, all payments to be made to the Company under this Note shall be made free and clear and without deduction for any withholding Taxes or other amounts unless such amount is required under applicable Tax law to be deducted and withheld; provided, that the parties agree that no U.S. withholding Tax shall be withheld or deducted from any payment made to the Company to the extent a duly executed IRS Form W-9 of the Company is provided to the Sponsors. If any Taxes imposed or levied by or on behalf of any jurisdiction (or political subdivision or taxing authority thereof or therein) in which a Sponsor (or its regarded beneficial owner(s), if applicable) is, for tax purposes, organized or resident or doing business or through which payment or delivery is made or deemed to be made are required to be deducted or withheld, such Sponsor shall remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law and pay or deliver to the Company an additional amount as may be necessary to ensure that the net amount received by the Company after such deduction or withholding (and after withholding or deducting any Taxes on such additional amounts) will equal to the amounts that would have been received by the Company had no such withholding or deduction been required.

13.           Integration. This Note constitutes the entire contract between the Company and the Sponsors with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

14.           Amendments and Waivers. No term of this Note may be waived, modified, or amended, except by an instrument in writing signed by the Company and the Sponsors. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

15.           No Waiver; Cumulative Remedies. No failure by the Sponsors to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power. The rights, remedies, and powers herein provided are cumulative and not exclusive of any other rights, remedies, or powers provided by law.

16.           Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or render such term or provision invalid or unenforceable in any other jurisdiction.

17.           Counterparts. This Note and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (“pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Note.

18.           Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in this Note shall be deemed to include electronic and digital signatures and the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures and paper-based recordkeeping systems, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. § 7001 et seq.), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. Law §§ 301-309), and any other similar state laws based on the Uniform Electronic Transactions Act.

19.           Intended Tax Treatment. Each of the Company and the Sponsors acknowledges and agrees (i) that this Note is intended to be treated as indebtedness of the Sponsors for U.S. federal income tax purposes (and any analogous provision of state or local law), and (ii) to report the Note and all payments hereunder consistent with such intended tax treatment for all applicable tax purposes unless otherwise required by applicable law.

[signature page follows]

IN WITNESS WHEREOF, the Sponsors have executed this Note as of the date first written above.

CR FINANCIAL HOLDINGS, INC.

By:	/s/ Gerald Mars
Name: Gerald Mars
Title: CFO

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Byron Roth
Name: Byron Roth
Title: CEO

CHLM SPONSOR LLC

By:	/s/ Steven Dyer
Name: Steven Dyer
Title: CEO

HAMPSTEAD PARK CAPITAL MANAGEMENT, LLC

By:	/s/ Daniel Friedberg
Name: Daniel Friedberg
Title: Managing Partner

/s/ Byron Roth
Byron Roth

/s/ Aaron M. Gurewitz
Aaron M. Gurewitz, as Trustee of the AMG Trust established January 23, 2007

[Signature Page to Promissory Note]

/s/ Gordon Roth
Gordon Roth

/s/ Theodore Roth
Theodore Roth

/s/ Matt Day
Matt Day

/s/ Andrew Costa
Andrew Costa

/s/ Nazan Akdeniz
Nazan Akdeniz

/s/ Lou Ellis
Lou Ellis

/s/ John Lipman
John Lipman

/s/ Molly Montgomery
Molly Montgomery

/s/ Adam Rothstein
Adam Rothstein

/s/ Sam Chawla
Sam Chawla

[Signature Page to Promissory Note]

ACKNOWLEDGED AND ACCEPTED BY

TIGO ENERGY, INC.,

By:	/s/ Zvi Alon
Name: Zvi Alon
Title: Chief Executive Officer

[Signature Page to Promissory Note]

Schedule 1

Sponsors

1.	CR Financial Holdings, Inc., a California corporation.
2.	Roth Capital Partners, LLC, a Delaware limited liability company
3.	CHLM Sponsor LLC, a Delaware limited liability company
4.	Hampstead Park Capital Management, LLC, a Delaware limited liability company
5.	Byron Roth
6.	Aaron M. Gurewitz, as Trustee of the AMG Trust established January 23, 2007
7.	Gordon Roth
8.	Theodore Roth
9.	Matt Day
10.	Andrew Costa
11.	Nazan Akdeniz
12.	Lou Ellis
13.	John Lipman
14.	Molly Montgomery
15.	Adam Rothstein
16.	Sam Chawla